Exhibit 99.1

NEWS RELEASE

RIVIERA RESOURCES ANNOUNCES FOURTH QUARTER 2019 EARNINGS CONFERENCE CALL AND ASSET SALE CLOSINGS

HOUSTON, Feb. 14, 2020 – Riviera Resources, Inc. (OTCQX: RVRA) (“Riviera” or the “Company”) announces it will host a conference call Thursday, February 27, 2020 at 10:00 a.m. (Central) to discuss the Company’s fourth quarter 2019 results and provides an asset overview and transaction update.

Asset Overview and Transaction Update

In January 2020, the Company closed on the previously announced sale of our interest in properties located in the Overton field of East Texas for a contract price of $18.5 million and sale of our interest in properties located in the Drunkards Wash field in the Uinta basin for a contract price of $4.5 million. After customary closing adjustments and transaction costs, the Company received combined net cash proceeds from the sales of approximately $20 million. The net proceeds from the sales are expected to be added to cash on the Company’s balance sheet.

As previously announced, the Company has signed definitive agreements to sell its remaining interests in properties located in the Personville field in East Texas for a contract price of $34 million, subject to closing adjustments, and its Oklahoma City Office building for a contract price of $21.4 million, subject to closing adjustments, that are expected to close in the first quarter of 2020.

As of December 31, 2019, there were no borrowings outstanding on Riviera’s revolving credit facility and its upstream business segment had approximately $101 million ending cash balance; the Company’s wholly-owned subsidiary, Blue Mountain Midstream LLC, had approximately $70 million drawn on its revolving credit facility, and approximately $15 million ending cash balance. Including cash proceeds from transactions closed or expected to close in the first quarter of $68 million, the consolidated pro forma net cash balance would be $114 million.

The Company plans to use existing cash and proceeds from assets sales to return capital to shareholders. Consistent with past history, this may include share repurchases under the Company’s previously announced share repurchase program, share tenders, and/or distributions.

Fourth Quarter Earnings Conference Call

The Company will host a conference call Thursday, February 27, 2020 at 10:00 a.m. (Central) to discuss the Company’s fourth quarter and full year 2019 results and expects to file its Annual Report on Form 10-K for the year ended December 31, 2019 with the U.S. Securities and Exchange Commission on or around that date. There will be prepared remarks by executive management followed by a question and answer session.

Investors and analysts are invited to participate in the call by dialing (866) 416-7462, or (409) 217-8223 for international calls using Conference ID: 4788099. Interested parties may also listen over the internet at www.rivieraresourcesinc.com. A replay of the call will be available on the Company’s website.

CONTACT:

Riviera Resources, Inc.

Investor Relations

(281) 840-4168

IR@RVRAresources.com